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                                                           OMB APPROVAL
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  FORM 3                                          OMB Number           3235-0104
  ------                                          Expires:   September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

   Baker                 Darryl                   S.
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  (Last)               (First)                 (Middle)

   1520 E. Pima Street
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                  (Street)

   Phoenix               Arizona                85034
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   08/13/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   SkyMall, Inc.; SKYM
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                        [ ]   10% Owner
   [X]   Officer (give title below)      [ ]   Other (specify below)

         Principal Accounting Officer
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6. If Amendment, Date of Original (Month/Year)

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
FORM 3 (continued)
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                      3. Title and Amount                    5. Owner-
                                     of Securities Underlying                    ship
                                       Derivative Security                      Form of
              2. Date Exercisable          (Instr. 4)                         Derivative
               and Expiration Date  -------------------------  4. Conver-      Security:
                (Month/Day/Year)                     Amount       sion or       Direct   6. Nature of
1. Title of   ---------------------                    or         Exercise      (D) or      Indirect
 Derivative    Date        Expira-                   Number       Price of     Indirect     Beneficial
  Security     Exer-       tion                        of         Derivative     (I)        Ownership
 (Instr. 4)   cisable      Date         Title        Shares       Security     (Instr.5)    (Instr. 5)
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
Options(1)   2/17/98     2/17/2007  Common Stock      3,333       $9.00          D
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Options(1)   2/17/99     2/17/2007  Common Stock      3,333       $9.00          D
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Options(1)   2/17/2000   2/17/2007  Common Stock      3,334       $9.00          D
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
Explanation of Responses:
(1) Options granted pursuant to the Company's 1994 Stock Option Plan may be exercised as described above in whole or in part.

     /s/ Darryl S. Baker                                    August 22, 1997
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     **Signature of Reporting Person                             Date

         Darryl S. Baker
         Principal Accounting Officer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.